Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the Registration Statement on Form S-3 of Range Resources Corporation (the “Registration Statement”) of our report, dated January 18, 2024, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation and included in its Annual Report on Form 10-K for the year ended December 31, 2023. We also hereby consent to all references to our firm, or such report included in or incorporated by reference into the Registration Statement, including the use of our name under the caption “Experts” in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
Dallas, Texas	By:	/s/ Eric J. Stevens
May 16, 2024		Eric J. Stevens, P.E.
President and Chief Operating Officer